Exhibit 99.1

CONTACT: Terry Hammett, Investor Relations
Commercial Vehicle Group, Inc.
(614) 289-5384
FOR IMMEDIATE RELEASE

COMMERCIAL VEHICLE GROUP ANNOUNCES FIRST QUARTER 2016 RESULTS
Cost Cutting Initiatives Protecting Margins

	First Quarter
	2016		2015
($ in millions except EPS)	GAAP	Non-GAAP	GAAP	Non-GAAP
Revenues	$180.3	$180.3	$220.3	$220.3
Operating Income	$8.6	$9.5	$11.2	$11.9
Net Income	$2.6	$3.0	$3.6	$4.0
EPS	$0.09	$0.10	$0.12	$0.13
(See Appendix A for Reconciliation of GAAP to Non-GAAP Financial Measures )

NEW ALBANY, OHIO, May 5, 2016 /PRNewswire/ – Commercial Vehicle Group, Inc. (the “Company”) (Nasdaq: CVGI) today reported financial results for the first quarter ended March 31, 2016.

Patrick Miller, President and CEO of Commercial Vehicle Group, stated, “Although we are facing challenging end markets in Global Construction and Agriculture, and more recently the retreat of North American heavy-duty truck build from an exceptionally high level in 2015, we are pleased with our results for the quarter. Our efforts to date in proactively reducing fixed costs has helped protect margins, align our cost structure, and improve capacity utilization to meet current and future market conditions. The recent announcement regarding our intent to consolidate our seat manufacturing capacity in North America is another step in our efforts to reduce fixed costs, while still providing adequate seat manufacturing capacity when production levels increase in the future. Additionally, we are staying focused on our growth actions in regards to new product development and the launch of our next generation products.”

Tim Trenary, Chief Financial Officer of Commercial Vehicle Group, stated, “Our gross profit margin for the quarter compared favorably to the prior-year period increasing by about 100 basis points due to ongoing efforts through our operational excellence, restructuring and other cost containment initiatives. SG&A for the first quarter, before giving effect to the $0.6 million write down of impaired assets, was approximately $1.5 million less than the prior year - that's approximately an 8 percent reduction, period-over-period.”

Consolidated Results

•
First quarter 2016 revenues were $180.3 million compared to $220.3 million in the prior-year period, a decrease of 18.2 percent. The decrease in revenues period-over-period is driven primarily by the retreat of North American heavy-duty truck production volumes from near historically high levels in 2015 to more normalized levels in 2016, and the continued downturn in the global construction and agriculture markets we serve. Foreign currency translation adversely impacted first quarter revenues by $1.9 million, or 0.9 percent.

•
Operating income in the first quarter was $8.6 million compared to operating income of $11.2 million in the prior-year period. The decrease in operating income period-over-period was primarily the result of decreased revenues, offset by operational improvements and benefits from cost reduction and restructuring actions. First quarter 2016 results include $0.6 million of costs associated with the write-down of assets held for sale and $0.3 million of costs associated with recently announced restructuring plans. First quarter 2015 results include $0.7 million of costs associated with the closure of our Tigard, Oregon facility.

•
Net income was $2.6 million in the first quarter, or $0.09 per diluted share, compared to net income of $3.6 million, or $0.12 per diluted share, in the prior-year period. Earnings per share, as adjusted for special items, were $0.10 per diluted share in first quarter 2016, compared to $0.13 per diluted share in the prior-year period. Net income in the first quarter of 2016 benefited from a lower effective tax rate period-over-period.

For the period ending March 31, 2016, the Company did not have any borrowings under its asset-based revolver and therefore was not subject to any financial maintenance covenants. At March 31, 2016, the Company had liquidity of $135.3 million; $97.8 million of cash and $37.5 million of availability from our asset based revolver.

Segment Results

Global Truck and Bus Segment

•
Revenues for the Global Truck and Bus Segment for the first quarter of 2016 were $116.5 million compared to $145.9 million for the prior-year period, a decrease of 20.2 percent primarily resulting from the return of North American heavy-duty truck production to more normalized levels following near historically high production in 2015. Foreign currency translation adversely impacted first quarter revenues by $0.3 million, or 0.2 percent.

•
Operating income for the first quarter was $11.0 million compared to operating income of $14.1 million for the prior-year period. The decrease in operating income period-over-period is primarily the result of the decrease in revenues offset by operational improvements and the benefit of the cost reduction and restructuring actions. First quarter 2016 results include $0.1 million of costs associated with restructuring actions. First quarter 2015 results include $0.7 million of costs associated with the closure of our Tigard, Oregon facility.

Global Construction and Agriculture Segment

•
Revenues for the Global Construction and Agriculture Segment for the first quarter of 2016 were $65.8 million compared to $78.0 million in the prior-year period, a decrease of 15.7 percent. The global construction and agriculture end markets for which we manufacture products were down in the first quarter of 2016 as compared to the prior-year period. Foreign currency translation adversely impacted first quarter revenues by $1.7 million, or 2.2 percent.

•
Operating income for the first quarter was $3.8 million compared to operating income of $3.6 million for the prior-year period. The flat operating income period-over-period, notwithstanding the decline in sales, resulted from gross profit margin improvement, and reduced SG&A. First quarter 2016 results include $0.1 million of costs associated with restructuring actions.

GAAP to Non-GAAP Reconciliation

A reconciliation of GAAP to non-GAAP financial measures is included as Appendix A to this release.

2016 End Market Outlook

Management estimates that the 2016 North American Class 8 truck production will be in the range of 230,000 - 250,000 units, normalizing from a near historically high level of 323,000 units in 2015, while North American Class 5-7 will be stable to slightly up year-over-year. In 2016, management believes there is a bias toward continuing softness in the global construction and agriculture markets.

CONFERENCE CALL

A conference call to discuss this press release is scheduled for Friday, May 6, 2016, at 10:00 a.m. ET. To participate, dial (866) 300-8704 using conference code 87778555.

This call is being webcast by Nasdaq and can be accessed at Commercial Vehicle Group’s Web site at www.cvgrp.com, where it will be archived for one year.

A telephonic replay of the conference call will be available for a period of two weeks following the call. To access the replay, dial (855) 859-2056 using access code 87778555.

About Commercial Vehicle Group, Inc.
Commercial Vehicle Group, Inc. is a Delaware (USA) corporation. We were formed as a privately-held company in August 2000. We became a publicly held company in 2004. The Company (and its subsidiaries) is a leading supplier of a full range of cab related products and systems for the global commercial vehicle market, including the medium- and heavy-duty truck market, the medium-and heavy-construction vehicle markets, the military, bus, agriculture, specialty transportation, mining, industrial equipment and off-road recreational (ATV/UTV) markets. Information about the Company and its products is available on the internet at www.cvgrp.com.

Forward-Looking Statements
This press release contains forward-looking statements that are subject to risks and uncertainties. These statements often include words such as "believe," "expect," "anticipate," "intend," "plan," "estimate," or similar expressions. In particular, this press release may contain forward-looking statements about Company expectations for future periods with respect to its plans to improve financial results and enhance the Company, the future of the Company’s end markets, Class 8 North America build rates, performance of the global construction equipment business, expected cost savings, enhanced shareholder value and other economic benefits of the consulting services, the Company’s initiatives to address customer needs, organic growth, the Company’s economic growth plans to focus on certain segments and markets and the Company’s financial position or other financial information. These statements are based on certain assumptions that the Company has made in light of its experience in the industry as well as its perspective on historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Actual results may differ materially from the anticipated results because of certain risks and uncertainties, including but not limited to: (i) general economic or business conditions affecting the markets in which the Company serves; (ii) the Company's ability to develop or successfully introduce new products; (iii) risks associated with conducting business in foreign countries and currencies; (iv) increased competition in the heavy-duty truck, construction, aftermarket, military, bus, agriculture and other markets; (v) the Company’s failure to complete or successfully integrate strategic acquisitions; (vi) the impact of changes in governmental regulations on the Company's customers or on its business; (vii) the loss of business from a major customer or the discontinuation of particular commercial vehicle platforms; (viii) the Company’s ability to obtain future financing due to changes in the lending markets or its financial position; (ix) the Company’s ability to comply with the financial covenants in its revolving credit facility; (x) the Company’s ability to realize the benefits of its cost reduction and strategic initiatives; (xi) a material weakness in our internal control over financial reporting which could, if not remediated, result in material misstatements in our financial statements; (xii) volatility and cyclicality in the commercial vehicle market adversely affecting us; and (xiii) various other risks as outlined under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for fiscal year ending December 31, 2015. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by such cautionary statements.

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COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Three Months Ended March 31,
	2016	2015
	(Unaudited)	(Unaudited)

Revenues	$180,291	$220,303
Cost of Revenues	154,587	191,229
Gross Profit	25,704	29,074
Selling, General and Administrative Expenses	16,790	17,540
Amortization Expense	334	336
Operating Income	8,580	11,198
Interest and Other Expense	4,857	5,097
Income Before Provision for Income Taxes	3,723	6,101
Provision for Income Taxes	1,160	2,508
Net Income	2,563	3,593
Less: Non-controlling interest in subsidiary’s income	—	1
Net Income Attributable to CVG Stockholders	$2,563	$3,592

Earnings per Common Share:
Basic and Diluted	$0.09	$0.12

Weighted Average Shares Outstanding:
Basic	29,449	29,149
Diluted	29,509	29,206

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share amounts)

	March 31, 2016	(As Adjusted) December 31, 2015
	(Unaudited)	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash	$97,797	$92,194
Accounts receivable, net of allowances of $4,180 and $4,539, respectively	135,102	130,240
Inventories	71,412	75,658
Other current assets	11,077	10,185
Total current assets	315,388	308,277
Property, plant and equipment, net of accumulated depreciation of $136,116 and $134,598, respectively	67,782	70,961
Goodwill	7,838	7,834
Intangible assets, net of accumulated amortization of $6,129 and $5,838, respectively	16,661	16,946
Deferred income taxes, net	24,607	25,253
Other assets	4,518	4,771
Total assets	$436,794	$434,042
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$61,924	$66,657
Accrued liabilities and other	51,732	48,196
Total current liabilities	113,656	114,853
Long-term debt	232,560	232,363
Pension and other post-retirement benefits	17,196	17,233
Other long-term liabilities	3,767	3,663
Total liabilities	367,179	368,112
STOCKHOLDERS’ EQUITY:
Preferred stock: $0.01 par value, 5,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock: $0.01 par value, (60,000,000 shares authorized; 29,448,779 shares issued and outstanding)	294	294
Treasury stock purchased from employees; 879,404 shares	(7,039)	(7,039)
Additional paid-in capital	235,468	234,760
Retained deficit	(119,868)	(122,431)
Accumulated other comprehensive loss	(39,240)	(39,654)
Total stockholders’ equity	69,615	65,930
Total liabilities and stockholders’ equity	$436,794	$434,042

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
BUSINESS SEGMENT FINANCIAL INFORMATION (Unaudited)
(Amounts in thousands)

	Three months ended March 31, 2016
	Global Truck & Bus	Global Construction & Agriculture	Corporate / Other	Total
External Revenues	$116,283	$64,008	$—	$180,291
Intersegment Revenues	219	1,761	(1,980)	—
Total Revenues	$116,502	$65,769	$(1,980)	$180,291
Gross Profit	$17,823	$8,306	$(425)	$25,704
Depreciation and Amortization Expense	$2,034	$1,521	$856	$4,411
Selling, General & Administrative Expenses	$6,495	$4,491	$5,804	$16,790
Operating Income	$11,029	$3,780	$(6,229)	$8,580

	Three months ended March 31, 2015
	Global Truck & Bus	Global Construction & Agriculture	Corporate / Other	Total
External Revenues	$145,805	$74,498	$—	$220,303
Intersegment Revenues	100	3,549	(3,649)	—
Total Revenues	$145,905	$78,047	$(3,649)	$220,303
Gross Profit	$21,346	$8,691	$(963)	$29,074
Depreciation and Amortization Expense	$2,224	$1,516	$738	$4,478
Selling, General & Administrative Expenses	$6,946	$5,041	$5,553	$17,540
Operating Income	$14,100	$3,614	$(6,516)	$11,198

COMMERCIAL VEHICLE GROUP, INC. AND SUBSIDIARIES
Appendix A: Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)
(Amounts in thousands, except per share data)

	Three Months Ended March 31, 2016
	Operating Income	Net Income [3]	Basic EPS	Diluted EPS
As Reported (GAAP)	$8,580	$2,563	$0.09	$0.09
Adjustments:
Restructuring [1]	262	144	—	—
Impaired Assets [2]	616	338	0.01	0.01
Total Adjustments	$878	$482	$0.01	$0.01

Adjusted (Non-GAAP)	$9,458	$3,045	$0.10	$0.10

[1] Costs associated with restructuring, including employee severance and retention costs, lease cancellation costs, building repairs and costs to transfer equipment.
[2] Write down to market value of assets held for sale.
[3] Adjusted Net Income is calculated by applying an assumed 45 percent tax rate to the special items.

	Three Months Ended March 31, 2015
	Operating Income	Net Income [2]	Basic EPS	Diluted EPS
As Reported (GAAP)	$11,198	$3,593	$0.12	$0.12
Adjustments:
Restructuring [1]	679	373	0.01	0.01
Total Adjustments	$679	$373	$0.01	$0.01

Adjusted (Non-GAAP)	$11,877	$3,966	$0.13	$0.13

[1] Costs associated with restructuring, including employee severance and retention costs, lease cancellation costs, building repairs and costs to transfer equipment.
[2] Adjusted Net Income is calculated by applying an assumed 45 percent tax rate to the special items.

Use of Non-GAAP Measures

This earnings release contains financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). In general, the non-GAAP measures exclude items and charges that (i) management believes reflect the Company’s multi-year corporate activities; or (ii) relate to activities or actions that may have occurred over multiple or in prior periods without predictable trends. Management uses these non-GAAP financial measures internally to evaluate the Company’s performance, engage in financial and operational planning and to determine incentive compensation.

Management provides these non-GAAP financial measures to investors as supplemental metrics to assist readers in assessing the effects of items and events on the Company’s financial and operating results and in comparing the Company’s performance to that of its competitors and comparable reporting periods. However, the non-GAAP financial measures used by the Company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

The non-GAAP financial measures disclosed by the Company should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations to those financial statements set forth above should be carefully evaluated.